Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

2475 HANOVER STREET

PALO ALTO, CA 94304

TELEPHONE: +1-650-251-5000

FACSIMILE +1-650-251-5001

January 20, 2022

Blade Air Mobility, Inc.
31 Hudson Yards, 11th Floor

New York, NY 10001

Ladies and Gentlemen:

We have acted as counsel to Blade Air Mobility, Inc., a Delaware corporation (the “Company”), in connection with the Post-Effective Amendment to the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the offer and sale by the selling securityholders (the “Selling Securityholders”) named in the prospectus contained in the Registration Statement of (i) 34,624,894 shares (the “Outstanding Shares”) of the Company’s Class A common stock, par value $0.0001 per share (each, a “Share”) currently outstanding, (ii) 7,554,213 Shares (the “Option Shares”) issuable upon the exercise of the Stock Options (as defined below), (iii) 9,166,667 Shares (the “Public Warrant Shares”) issuable upon the exercise of the Public Warrants (as defined below), (iv) 5,000,000 Shares (the “Private Placement Warrant Shares”) issuable upon the exercise of the Private Placement Warrants (as defined below) and (v) 5,000,000 Private Placement Warrants.

For purposes of this opinion letter, the following terms have the meanings specified below:

“Board” means the board of directors of the Company.

“EIC” means Experience Investment Corp., a Delaware corporation, which was renamed Blade Air Mobility, Inc. in connection with the consummation of the Transactions.

“Merger Agreement” means that certain agreement and plan of merger, dated as December 14, 2020, by and among EIC, Experience Merger Sub, Inc. and Blade Urban Air Mobility, Inc., as the same has been or may be amended, modified, supplemented or waived from time to time, whereby Experience Merger Sub, Inc. merged with and into Blade Urban Air Mobility, Inc., with Blade Urban Air Mobility, Inc. surviving the merger as a wholly owned subsidiary of EIC.

Blade Air Mobility, Inc.	-2-	January 20, 2022

“Private Placement Warrants” means 5,000,000 warrants issued to the Sponsor in a private placement simultaneously with the closing of EIC’s initial public offering, each of which is exercisable for one Share at an exercise price of $11.50, in accordance with the terms of the Warrant Agreement.

“Public Warrants” means 9,166,667 warrants sold as part of the EIC initial public offering (whether they were purchased in the EIC initial public offering or thereafter in the open market), each of which is exercisable for one Share at an exercise price of $11.50, in accordance with the terms of the Warrant Agreement. References to the Public Warrants also include any Private Placement Warrants that are not held by the Sponsor or its permitted transferees.

“Sponsor” means Experience Sponsor LLC, a Delaware limited liability company and an affiliate of KSL Capital Partners and EIC.

“Stock Options” means options to purchase Shares.

“Transactions” means the transactions contemplated by the Merger Agreement and the related agreements.

“Warrant Agreement” means the warrant agreement, dated September 12, 2019, by and between EIC and American Stock Transfer & Trust Company, LLC, as warrant agent.

“Warrant Shares” means the Private Placement Warrant Shares and the Public Warrant Shares.

We have examined the Registration Statement, the Second Amended and Restated Certificate of Incorporation of the Company and the Warrant Agreement (including the form of warrant set forth therein), each of which is an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that, at the time of execution, authentication, issuance and delivery of any of the Warrant Shares, the Warrant Agreement will be the valid and legally binding obligation of each party thereto other than the Company. We have also assumed that, with respect to the issuance of any Shares, the amount of valid consideration paid in respect of such Shares will equal or exceed the par value of such Shares.

Blade Air Mobility, Inc.	-3-	January 20, 2022

In rendering the opinions set forth below, we have assumed further that, at the time of issuance and delivery of each of the Option Shares and Warrant Shares, (1) the Company will be validly existing and in good standing under the law of the jurisdiction in which it is organized, (2) the issuance and delivery by the Company of such Option Shares and Warrant Shares pursuant to the applicable stock option plan and award agreement and the Warrant Agreement, as applicable, will not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York or the Delaware General Corporation Law, assuming there shall not have been any change in such laws affecting the validity or enforceability of the applicable stock option award agreement, the Warrant Agreement and such Option Shares and Warrant Shares) and (3) the issuance and delivery by the Company of such Option Shares and Warrant Shares (a) will not constitute a breach or default under any agreement or instrument which is binding upon the Company and (b) will comply with all applicable regulatory requirements.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.       The Outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable.

2.       With respect to the Option Shares, assuming the due issuance and delivery of the Option Shares, upon payment therefor in accordance with the applicable stock option plan and otherwise in accordance with the provisions of the applicable stock option award agreement, the Second Amended and Restated Certificate of Incorporation of the Company and the Delaware General Corporation Law, the Option Shares will be validly issued, fully paid and nonassessable.

3.       With respect to the Private Placement Warrant Shares, assuming the due issuance and delivery of the Private Placement Warrant Shares, upon payment therefor in accordance with the Warrant Agreement and otherwise in accordance with the provisions of such agreement, the Second Amended and Restated Certificate of Incorporation of the Company and the Delaware General Corporation Law, the Private Placement Warrant Shares will be validly issued, fully paid and nonassessable.

Blade Air Mobility, Inc.	-4-	January 20, 2022

4.       With respect to the Public Warrant Shares, assuming the due issuance and delivery of the Public Warrant Shares, upon payment therefor in accordance with the Warrant Agreement and otherwise in accordance with the provisions of such agreement, the Second Amended and Restated Certificate of Incorporation of the Company and the Delaware General Corporation Law, the Public Warrant Shares will be validly issued, fully paid and nonassessable.

5.       The Private Placement Warrants constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth in paragraph 5 above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

In connection with the provisions of the Warrant Agreement whereby the parties submit to the jurisdiction of the courts of the State of New York or the United States District Court for the Southern District of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the federal courts. In connection with the provisions of the Warrant Agreement that relate to forum selection (including, without limitation, any waiver of any objection to exclusive jurisdiction or any objection that a court is an inconvenient forum), we note that under N.Y.C.P.L.R. Section 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. Section 1404(a) a United States District Court has discretion to transfer an action from one U.S. federal court to another.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

Blade Air Mobility, Inc.	-5-	January 20, 2022

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP